Exhibit 10.33

Binding

Memorandum of Understanding

Proposed Transaction between

Creek Road Miners, Inc.(“Creek”)

and

Highwire Energy Partners, Inc.(“Highwire”)

As of May 28,2022

Deal Term	Detail

Parties	The Parties hereto are Creek Road Miners, Inc. (“Creek”) a Delaware Corporation doing business at 2700 Homestead Road, Park City, UT 84098 and Highwire Energy Partners, Inc.(“Highwire”) a Wyoming Limited Liability Company with an address of P.O. Box 51208, Casper, Wyoming 82605.

Preliminary	Creek is an energy company that is actively involved in locating and securing interest in domestic gas and oil fields in the territory of the United States. Additionally, Creek is skilled at augmenting the yield of such oil and gas fields by introducing bitcoin mining facilities to the operations to enhance the revenue generation potential. Highwire is an entity that is expert at locating and analyzing the potential of various oil and gas field acquisitions and in overseeing the operation of such facilities, especially in the Rocky Mountains and the states of Wyoming, North Dakota and South Dakota. Highwire has identified two natural gas production opportunities as well as a third opportunity for fixed price electricity generation that would be a desirable situation for the commencement of a Bit Coin mining operation. Creek and Highwire desire to enter into this Memorandum of Understanding with the purpose of proceeding to exploit the opportunities that Highwire has developed. For good and valuable consideration, the Parties agree as follows.

Identification of the Specific Properties involved in Transaction	This transaction encompasses four properties: (i) The South Dakota Project (Jump Off field and Gilbert Angus Ranch), (ii) The North Dakota (near Kildeer) project that is still being negotiated through; and (iii) The five (5) Megawatt on-grid project in Casper (Lathrop) and the gas lease in Wyoming.

The South Dakota Property

●     Description of the South Dakota Property: The South Dakota Property is as described in that Surface Use Agreement dated December 16, 2021 and attached as Exhibit “A”.

●     Description of the Transaction: Creek will receive the irrevocable assignment of the Surface Use Agreement (“SUA”) set forth Exhibit “A” together with all Mineral Leases as set forth as Exhibit “B” together with ail permits, licenses, and permissions necessary to place a container containing computers and other electronic equipment on the South Dakota Property for the purpose of mining Bit Coin. Creek will have use and access to existing gas wells located on the South Dakota Property to provide power for a generator or a turbine to generate electricity for the Bit Coin Mining Operation.

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●     Financial Basis:

○     Creek will pay to Highwire the sum of three hundred and fifty thousand ($350,000) to Highwire. The payment will be made as follows:

▪      $125,000.00 upon execution of this Memorandum of Understanding

▪      $100,000.00 in Creek Road Miners, Inc. stock

▪      $125,000.00 will be released approximately 72 hours from when Bitcoin mining begins from any of the projects

○     Creek will provide a payment in the amount of ($110,000.00) as a release of Hlghwire’s bonding.

○     Creek will pay an amount up to and not to exceed four hundred and forty thousand dollars ($450,000.00) to have a road constructed on the Property. All overages will be discussed in advance. The payment for the road will be paid in the following installments:

▪      Progress payments payable with the first 50 percent due upon signing of the bid with 2 equal installments in equal quarters during the course of construction of the subject roadway.

●     Upon Closing of this transaction Highwire will:

○     immediately transfer and irrevocably assign all surface lease agreements, mineral leases, permits and licenses related to the Property to Creek; and

○     lead, supervise, oversee and provide all necessary services incident to the finalization and deployment (i.e. final permitting of wells, installation of data centers, discussions with landowner and monitoring of road construction).

The South Dakota Property: irrevocable Assignment of Surface Use Agreement	Reference is made to a Surface Use Agreement dated December 16, 2021 between Highwire Energy Partners, LLC and Gilbert Angus Ranch, Ray E. Gilbert and Linda J. Gilbert (the “Agreement”). A copy of the Agreement is attached hereto as Exhibit “A”. Highwire hereby irrevocably assigns all right, title and interest in and to the Agreement to Creek. This Agreement is irrevocably assigned to Creek

The South Dakota Property: irrevocable Assignment of all Permits and licenses	Reference is made to those mineral leases, permits and licenses set forth as Exhibit “B” to this Agreement. Highwire hereby irrevocably transfers and assigns all rights provided under such mineral leases, Permits and Licenses to Creek.

The North Dakota Property	● Description of the North Dakota Property: The North Dakota Property is as Follows: [ND Gas Plant Flare Gas located in Killdeer, ND___).

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●     Description of the Transaction: Creek will receive a Gas Purchase Agreement (“GPA”) to place a container containing computers and other electronic equipment on the North Dakota Property for the purpose of mining Bit Coin. Creek will have access to existing gas on the existing gas plant to provide power for a generator or a turbine to generate electricity for the Bit Coin Mining Operation.

●     Financial Basis:

○     Creek will pay to Highwire a sum not to exceed twenty thousand dollars ($20,000.00) to have a mining container installed on the North Dakota Property. The payment will be made as at such time that is reasonably agreed to by the Parties

●     Upon Closing Highwire will:

○     immediately irrevocably transfer all permits, licenses surface use agreements, gas purchase agreements and mineral leases related to the Property to Creek; and,

○     lead, supervise, oversee and provide all necessary services incident to the finalization and deployment (i.e., final permitting of wells, installation of data centers).

The Wyoming Property:

●     Description of the Wyoming Property: The Wyoming Property is Described as Follows: [Lathrop Farm located at 300 Blackmore Road, Evansville, WY 82636_____]

●     Description of the Transaction: Creek will receive a lease and power purchase agreement to place a container or container(s) containing computers and other electronic equipment on the Wyoming Property for the purpose of mining Bit Coin. Creek will be provided with access to existing electric power to provide electricity for the Bit Coin Mining Operation.

●     Financial Basis:

○     At such time that Creek in its sole and exclusive business judgment elects to proceed with the operations in Wyoming, Creek will pay amount up to approximately four hundred thousand dollars ($400,000.00) in infrastructure costs in converting Very High Voltage power to power that is usable to generate approximately 5 mw of electricity to have a facility constructed on the Wyoming Property. Once the election is made by Creek to proceed, the Parties will mutually agree on a plan under which to proceed with the project.

Wyoming-Gas Property Lease	● Description of the Wyoming Property For Gas Use: The Wyoming Gas Property is Described as Follows: [___________________________]

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●     Description of the Transaction: Creek will receive a lease and power purchase agreement to place a container or container(s) containing computers and other electronic equipment on the Wyoming Gas Property for the purpose of mining Bit Coin. Creek will be provided with access to existing gas wells to provide gas to power a turbine to power a Bit Coin Mining Operation. The Wyoming Gas Property is immediately available for utilization by Creek to commence use of the gas on the Wyoming Gas Property to operate its bit coin mining operation.

●     Financial Basis: Creek will enter into a five (5) year lease to utilize the gas on the Wyoming Gas Property. The cost of the gas that will utilized by Creek on the Wyoming Gas Property will be $0.50 per MCF.

Assumption of Operating Costs of the South Dakota, North Dakota and Wyoming Operations by Creek	The actual auditable costs of operating each mining location will be taxed against each individual location. The Parties will agree to a quarterly operating budget in advance of each calendar quarter. Creek will pay the actual auditable and agreed operating costs (“Allowed Costs”) for each location as set forth and approved in the operating budget.

Continuing Services by Highwire	After the close Highwire will continue to operate Gas the South Dakota, North Dakota Wyoming projects providing services such as on-site supervision, accounting and field operations to be billed against each individual location as agreed.

Monthly Consideration Payable to Highwire	Between the close of the transaction and the up-listing of Creek to a National Exchange, Creek will provide Highwire with options for 20k shares of Creek common stock each month. After the Up listing the parties will revisit in good faith the share allocation.

Profit Participation	In consideration for its continuing operation of the South Dakota, North Dakota and Wyoming Projects, as provided herein, Highwire will receive a fifteen (15%) participation in the “Defined Receipts”. The 15% participation will be fully burdened against all “Allowed Costs” as provided herein.

Defined Receipts: Definition

●     Defined Receipts shall be defined, computed, paid, and accounted for as follows: Highwire shall be entitled to fifteen (15%) of one hundred percent (100%) of the “Defined Receipts”

●     “Defined Receipts” shall be calculated by deducting “Allowed Costs” from “Gross Receipts”, on a continuing basis. “Allowed Costs” means the sum of (a) all actual auditable out of pocket third party expenses paid in connection with the operation to mine bitcoin at a given location (the “Project”). “Gross Receipts” means one hundred percent (100%) of all non-refundable revenues actually received by or credited to the Project.

Data Room	All Documents that are relevant and material to this transaction will be placed in a Data Room that has been established by Creek on Google Drive

Closing	The closing of this transaction will take place on (__May 28, 2022____). It is noted that May 28,2022 is a Saturday with the following Monday being a bank holiday. The initial payment required hereunder will be wired to the account of Highwire on Tuesday May 31, 2022.

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Material Adverse Event	If between the date of the execution of this Memorandum of Understanding and the Closing of the Transaction there is a Material Adverse Event disclosed through the diligence process or otherwise that makes this transaction impossible or impracticable or less financially beneficial to Creek, Creek may cancel and terminate this transaction without cost or penalty.

Obligations Assumed by Creek “Excluded Liabilities”	Creek shall not assume or become obligated in any way to payor perform any obligation or to assume any liabilities, debts or obligations of Highwire or any third party claiming through them whatsoever, including, but not limited to, any liabilities or obligations now or hereafter arising from Highwire’s business activities that took place prior to the Closing, or any liabilities arising out of or connected to the liquidation and winding down of Assignor’s business, or otherwise. All liabilities, debts and obligations of Highwire not expressly assumed by Creek hereunder are hereinafter referred to as the “Excluded Liabilities.”

No Liens or Liabilities	The rights granted hereunder shall pass to Creek on the Closing Date, free and clear of the following: (i) any and all Encumbrances, and (ii) any and all liens, claims and liabilities except as specifically set forth herein.

Representations and Warranties of Highwire

Highwire makes the following Representations and Warranties:

●     Highwire is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Wyoming.

●     Power and Authority: No Default Upon Transfer. Highwire has all requisite power and authority to enter into and deliver this Agreement and to perform its obligations hereunder. The signing, delivery and performance by Highwire of this Agreement, and the consummation of all of the transactions contemplated hereby, have been duly and validly authorized by Highwire. This Agreement, when signed and delivered by Highwire, will be duly and validly executed and delivered and will be the valid and binding obligation of Highwire, enforceable against Highwire, as assignee, in accordance with its terms BS governed by applicable law, regulations and rules. Neither the signing and delivery of this Agreement by Highwire, nor the performance by Highwire of its obligations under this Agreement, will (i) violate Highwire’s Articles of Organization or Operating Agreement, or (ii) to the best of Highwire’s knowledge, violate any law, statute, rule or regulation or order, judgment, injunction or decree of any court, administrative agency or government body applicable to Highwire and to Assignor.

●     Litigation. To the best of Highwire’s knowledge, after reasonable inquiry of all of its members and, key employees, and others who would be in a position to have knowledge, there is no demand, claim, action, arbitration, inquiry, investigation, suit or proceeding pending or, to Highwire’s knowledge, threatened, against Highwire or any owner of the land or underlying assets that might affect in any way any of the transactions contemplated by this Agreement, nor is Highwire aware or have grounds to know of any reasonable basis therefor. To the best of Highwire’s knowledge, there are no judgments, decrees, injunctions or orders of any court, governmental body, department, commission, agency, instrumentality or arbitrator against Highwire.

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●     Taxes. To the best of Highwire’s knowledge, Owners of the underlying properties have duly and timely filed, in accordance with applicable law, all property tax, assessments and tax returns required to be filed by them. To the best of Highwire’s knowledge, each of the underlying landowners has duly and timely paid in full all federal, state, and local taxes, assessments, charges, duties, levies or other similar governmental charges (“Taxes”) due and payable prior to the Closing Date.

Representations and Warranties of Creek

Creek makes the following Representations and Warranties:

●     Creek is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware

●     Creek is possessed of full right and authority to enter Into this Agreement

Conditions to Closing

Creek’s obligations hereunder shall be subject to the satisfaction and fulfillment of each of the following conditions, except as Creek may expressly waive the same in writing:

●     Accuracy of Representations and Warranties on the Closing Date. The representations and warranties made herein by Highwire are true and correct in all material respects, and not misleading in any material respect, on and as of the date given, and on and as of the Closing Date, with the same force and effect as though such representations and warranties were made on and as of the Closing Date.

●     Compliance. As of the Closing Date, Highwire shall have complied In all material respects with, and shall have fully performed In all material respects, all conditions, covenants and obligations of this Agreement imposed on Highwire and required to be performed or complied with by Highwire at, or prior to, the Closing Date.

Right of First Refusal	Highwire hereby grants to Creek a right of first refusal and last negotiation to enter into any transaction or opportunity that is identified by Highwire to obtain rights and interests in any facility that generates gas that can be utilized for bit coin mining operations Creek shall have no more than 7 days after notification to act on this right of first refusal at terms no worse for Highwire than those discussed herein. This right of first refusal shall not apply to any transactions or opportunities that are currently being pursued or negotiated by Highwire (other than the projects explicitly listed herein).

Governing Law	This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (excluding application of any choice of law doctrines that would make applicable the law of any other state or jurisdiction) and, where appropriate, applicable federal law. All claims and disputes arising under or in connection with this Agreement, whether for or In respect of, breach of contract, tort, equity, or otherwise, shall be adjudicated exclusively in federal or state courts located in Delaware.

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Merger	This Memorandum of Understanding constitutes the entire agreement and understanding between the parties and there are no agreements or commitments with respect to the transactions contemplated herein except as set forth in this Agreement. This Memorandum of Understanding supersedes any prior offer, agreement or understanding between the parties with respect to the transactions contemplated hereby. This Memorandum of Understanding is binding on the parties. The present intention of the parties is to enter into a long form agreement incorporating the terms hereof. However, until such time that such long form agreement is entered into, if ever, the terms of the Memorandum of Understanding shall be fully binding and of full force and effect.

Notices	Any notice required or permitted to be given under this Memorandum of Understanding shall be in writing and shall be personally delivered or sent by certified or registered United States mail, postage prepaid, or sent by a nationally recognized overnight express courier and addressed to either party at the address first set forth above

IT IS SO AGREED:

Creek Road Miners		Highwire Energy Partners

	/s/ John D. Maata		/s/ [Illegible]
By:	John D. Maata	By:	[Illegible]
Its:	Co-CEO	Its:	[Illegible]
Dated:	May 30, 2022	Dated:	[Illegible]

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